UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 18, 2006
RTW, Inc.
(Exact name of registrant as specified in its charter)

Minnesota

(State or other jurisdiction of incorporation)

0-25508	41-1440870

(Commission File Number)	(I.R.S. Employer Identification No.)

8500 Normandale Lake Blvd., Suite 1400
Bloomington, MN 55437

(Address of principal executive offices and Zip Code)

(952) 893-0403

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations
Item 1.01 — Entry into a Material Definitive Agreement
SIGNATURES

Section 1 — Registrant’s Business and Operations
Item 1.01 — Entry into a Material Definitive Agreement
RTW 2006 General Incentive Program
     On January 18, 2006 the Company’s Board of Directors and its Compensation Committee approved the Company’s 2006 Cash Incentive Compensation Program. All employees of the Company are eligible to participate in this program. Under the program, a portion of the Company’s planned pre-tax earnings and pre-tax earnings in excess of planned results, excluding investment income, will be contributed to a general pool and distributed in 2007.
RTW 2006 Executive Incentive Program
     On January 18, 2006 the Company’s Board of Directors and its Compensation Committee also approved a 2006 Executive Incentive Program for executive officers. Under the program, 8.9% of pre-tax earnings, excluding investment income, in excess of the 2006 planned results will be contributed to an executive officer pool, to be distributed entirely at the discretion of the Board of Directors. In addition, under this program each member of the Executive Management Team will be eligible to receive a restricted stock grant of up to 5,000 shares of the Company’s common stock, based on the amount that 2006 pre-tax earnings, excluding investment income, exceed planned results. Upon grant date in 2007, 50% of the granted shares will vest immediately, with the remaining shares vesting 12 months from grant date.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RTW, Inc.
Dated: January 20, 2006	By /s/ Jeffrey B. Murphy
Jeffrey B. Murphy
President and Chief Executive Officer (Principal Executive Officer)